Exhibit 99.1

Arbor Realty Trust Announces Change in Record Date for its Quarterly Dividend

Uniondale, NY, March 1, 2023 -- Arbor Realty Trust, Inc. (the “Company”) (NYSE: ABR), announced today that the Company has changed the previously announced record date of March 3, 2023 for its quarterly cash dividend of $0.40 per share, payable on March 17, 2023 to comply with the New York Stock Exchange’s ten-day notice rule. The new record date for the dividend will be March 13, 2023, with an ex-dividend date of March 10, 2023. The dividend will continue to be payable on March 17, 2023.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE: ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, single-family rental (SFR) portfolios, and other diverse commercial real estate assets. Headquartered in New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a leading Fannie Mae DUS® lender and Freddie Mac Optigo® Seller/Servicer, and an approved FHA Multifamily Accelerated Processing (MAP) lender. Arbor’s product platform also includes bridge, CMBS, mezzanine and preferred equity loans. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality, and customized solutions with an unparalleled dedication to providing our clients excellence over the entire life of a loan.

Contact:	Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-506-4422 pelenio@arbor.com